Fund Issuer Ticker Principal Amount (Amount Purchased (UTrade Date Price Underwriter Underwriting Spread Largecap Value John Hancock Financial Services JHF $1,994,100,000 $ 1,700.00 01/26/2000 $17.0000 FBCO 4.400% USD $0.748 (split order) $ 1,700.00 FPKI (split order) $ 81,600.00 MSCO Equity Income John Hancock Financial Services JHF $1,994,100,000 $ 64,600.00 01/26/2000 $17.0000 MERR
4.400% USD $0.748  (split  order) $ 117,300.00  FPKI (split  order) $ 130,900.00
FBCO (split order) $ 25,500.00 TUCK (split order) $6,541,600.00 MSCO